Exhibit 23.4
CONSENT OF BCE PARTNERS, LLC
Subject to the terms of that certain Engagement Letter, effective as of April 1, 2026, between BCE Partners,
LLC d/b/a BCE Consulting and Accelevation LLC, we hereby irrevocably consent to the use by Accelevation
Holdings Corp., an affiliated entity of Accelevation LLC, in connection with its Registration Statement on Form S-1, and related prospectus, and any amendments and supplements thereto (collectively, the “Registration Statement”), of our data, as amended and supplemented from time to time, and the use of our name in the Registration Statement.
We also hereby irrevocably consent to the filing of this letter as an exhibit to the Registration Statement.

BCE PARTNERS, LLC d/b/a BCE CONSULTING

/s/ Rachel Eschle
Name: Rachel Eschle
Title: Partner
Date: September 2, 2026